Exhibit 99.2

ARENA PHARMACEUTICALS PRICES

PUBLIC OFFERING OF COMMON STOCK

SAN DIEGO, May 16, 2012 — Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today announced the pricing of an underwritten public offering of 11,000,000 shares of its common stock, offered at a price to the public of $5.50 per share. The gross proceeds to Arena from this offering are expected to be $60.5 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Arena. Arena has granted the underwriters a 30-day option to purchase up to an aggregate of 1,650,000 additional shares of common stock to cover over-allotments, if any. The offering is expected to close on or about May 21, 2012, subject to customary closing conditions. Arena anticipates using the net proceeds from the offering for general corporate purposes, which may include expenses related to the commercialization of lorcaserin, if approved, as well as for research and development expenses, capital expenditures, working capital, and general and administrative expenses.

Jefferies & Company, Inc. and Piper Jaffray & Co. are acting as joint book-running managers for the offering. BMO Capital Markets is acting as a co-manager for the offering.

A registration statement relating to the shares described above was previously filed with and has become effective by rule of the Securities and Exchange Commission (SEC). A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from Jefferies & Company, Inc., Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th floor, New York, NY 10022 or by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com, or Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402 or by telephone at 800-747-3924 or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs that target G protein-coupled receptors, an important class of validated drug targets, in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases.

Arena Pharmaceuticals® and Arena® are registered service marks of the company.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the completion, timing and size of the offering; the expected gross proceeds from the offering and Arena’s anticipated use of proceeds from the offering; and Arena’s focus, research and development programs, and ability to discover and develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering; the timing of regulatory review is uncertain and Arena’s applications for regulatory approval of lorcaserin may not be reviewed when or as anticipated; the timing, results, influence and other impact of FDA advisory committee meetings relating to lorcaserin and other drug candidates; the FDA may not complete its review of the lorcaserin NDA resubmission by the PDUFA date; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to lorcaserin and Arena’s other research and development programs may not meet safety, efficacy or other regulatory requirements or otherwise be sufficient for regulatory review or approval; even if any of Arena’s drug candidates is approved for marketing, such approval may be subject to limitations on the indicated uses, restricted distribution methods and other limitations; risks related to commercializing new products; unexpected or unfavorable new data; Arena’s ability to obtain and defend its patents; the timing, success and cost of Arena’s research and development programs; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; risks related to relying on collaborative agreements; the timing and receipt of payments and fees, if any, from collaborators; and satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and its Current Report on Form 8-K filed with the SEC on May 15, 2012. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Robert E. Hoffman, Vice President, Finance and Chief Financial Officer

858.453.7200

Investor Contact: Russo Partners, LLC	Media Contact: Russo Partners, LLC
Cindy McGee, Vice President	David Schull, President
cindy.mcgee@russopartnersllc.com	david.schull@russopartnersllc.com
619.213.6995	858.717.2310